Exhibit 10.1

First Amendment to Employment Agreement

This First Amendment to Employment Agreement (“First Amendment”) is made by and between Cyberonics, Inc., a Delaware corporation (the “Company”), and Daniel Jeffrey Moore (“Executive”) to be effective on July 25, 2011 (the “Effective Date”).

The Company and Executive entered into an Employment Agreement dated March 23, 2011 (the “Agreement”).

The Company and Executive intended to provide certain compensation and benefits to Executive, including certain equity awards.  Following execution of the Agreement, the Company and Executive recognized a mutual mistake that may frustrate the intention of the parties.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of such consideration being hereby acknowledged, Company and Executive agree as follows:

1.           Section 9 of the Agreement is deleted in its entirety, and the following provision is substituted therefor:

Equity Compensation.  In further consideration of the services rendered and to be rendered by Executive during the Employment Period, (a) the Company granted Executive, consistent with the United States securities laws, seventy-six thousand four hundred forty-nine (76,449) shares of restricted stock subject to time-based restrictions on March 15, 2011 and seventy-six thousand six hundred five (76,605) shares of restricted stock subject to performance-based restrictions on June 15, 2011, and (b) on September 15, 2011, if Executive continues his employment with the Company on such date, the Company shall grant Executive, consistent with the United States securities laws, twenty-three thousand five hundred fifty-one (23,551) shares of phantom stock subject to time-based restrictions and seventy-three thousand three hundred ninety-five (73,395) shares of phantom stock subject to performance-based restrictions to be issued from the Company’s 2009 Stock Plan; provided, however, if a Change of Control occurs prior to the grant of phantom stock on September 15, 2011, then, upon such Change of Control, if Executive is an employee of the Company, the Company shall pay to Executive an amount equal to ninety-six thousand nine hundred forty-six (96,946) multiplied by the Change of Control Price of the Company’s stock.  The “Change of Control Price” means the highest price per share paid to or received by a stockholder in connection with a tender or exchange offer, merger, consolidation, liquidation, or sale of all or substantially all of the assets of the Company resulting in the Change of Control; provided that, if the price per share cannot be reasonably so determined by the Compensation Committee, the Change of Control Price shall be the last reported closing price of the Company’s stock prior to the Change of Control.

In addition to the equity awards specified in this Section 9, Executive shall be eligible to receive additional equity grants as may be determined from time to time at the discretion of the Compensation Committee.

2.           Section 15(a) of the Agreement is deleted in its entirety, and the following provision is substituted therefor:

In the event a Change of Control of the Company occurs during the Employment Period, each equity award then outstanding, including all stock options, restricted stock, phantom stock, and other equity awards, shall automatically vest in full, and all performance criteria, if any, applicable to any such award shall be deemed to have been met at the maximum level.

3.           All other terms of the Agreement shall remain unchanged.

In witness whereof, the parties have executed this First Amendment effective as of the Effective Date.

Cyberonics, Inc.

By:
David S. Wise, Secretary

Executive

Daniel Jeffrey Moore